EXHIBIT 2.1

SPECIAL BOARD RESOLUTION OF MAXSYS HOLDINGS, INC.

APPROVING TO EXTEND LONG-STOP-DATE

DULY PASSED ON MARCH 31, 2011

TO EXTEND LONG-STOP-DATE

WHEREAS, on December 19, 2010, Maxsys Holdings, Inc. (the “Company”) enter into a Memorandum of Understanding (the “MOU”) with Dalian Pauley Shield Bio-Engineering Co., a corporation (“Pauley Shield”) duly incorporation in the People’s Republic of China (“PRC”) under the laws of the PRC with its main office at Dalian, China.

WHEREAS, both parties had agreed in the MOU that Long-Stop-Date is on March 31, 2011.

WHEREAS, Pauley Shield need more time to complete necessary procedures and fulfill its responsibilities described in MOU, and request to extend the Long-Stop-Date to April 30, 2011.

RESOLVED, that Maxsys Holdings, Inc. approves to extend the Long-Stop-Date to April 30, 2011.

RESOLVED, that the officers of this corporation are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as such officers shall deem necessary or advisable, to carry out the purposes and intent of the foregoing resolutions.

RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this corporation.

It is hereby certified by the undersigned that the foregoing resolution was duly passed by the Board of Directors of the above-named Company on the 31th day of March, 2011, in accordance with the Memorandum or By-Laws and Articles of Incorporation of the Company and the laws and by-laws governing the Company and that the said resolution has been duly recorded in the Minute Book and is in full force and effect.

/s/Kheng Siang Lee	/s/William Elder
Kheng Siang Lee, Director	William Elder, Director/CEO

/s/Cheng-Yu Wang	/s/Eng Seng Tan
Cheng-Yu Wang, Director/CFO	Eng Seng Tan, Director